                                 EXHIBIT 2.1

ALL EXHIBITS AND SCHEDULES IN THIS EXHIBIT 2.1 HAVE BEEN OMITTED. BIOCHEM INTERNATIONAL INC. WILL FURNISH A COPY OF ANY EXHIBITS OR SCHEDULES TO THE COMMISSION UPON REQUEST.

                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of the 1st day of July, 1998, by and between Anesco, Inc., a Kentucky corporation ("Seller"), and SurgiVet, Inc., a Delaware corporation ("Purchaser").

                                    RECITALS

     A. Seller is engaged in the development, production and sale of veterinary anesthesia equipment (the "Business"); and

     B. Purchaser desires to purchase from Seller, and Seller desire to sell, transfer and assign to Purchaser, substantially all of the assets of the Business except Excluded Assets (as hereinafter defined), and Purchaser has agreed to assume certain specified liabilities related to the Business, for the Final Purchase Price (as hereinafter defined) and upon the terms and subject to the conditions hereinafter set forth.

     In consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

                                   ARTICLE I.
                    PURCHASE AND SALE OF BUSINESS AND ASSETS

     1.1 Assets Transferred. Seller will sell, assign and deliver to Purchaser and Purchaser will acquire from Seller, at the Closing (as hereinafter defined), substantially all of Seller's assets relating to and used in connection with the Business (except for the Excluded Assets), and including, without limitation, those assets described on Schedule 1.1 attached hereto (collectively, the "Purchased Assets").

     1.2 Excluded Assets. Seller will retain and not transfer the assets described on Schedule 1.2 attached hereto (collectively, the "Excluded Assets").

     1.3 Transfer at Closing. At the Closing, Seller shall assign, transfer or otherwise convey the Purchased Assets to Purchaser free and clear of all liabilities, obligations, liens and encumbrances whatsoever.

     1.4 Assumed Liabilities. At the Closing, the Purchaser shall assume, and thereafter perform and fully satisfy, only the following described specific liabilities and obligations of the Seller:

           (a) Seller's obligation to manufacture and deliver to Abbott Laboratories, Inc. [QUANTITY] [PRODUCT DESCRIPTION] pursuant to [CONTRACT/PURCHASE ORDER] dated _________________, 199__, for which Seller has been pre-paid and for which Purchaser will not seek reimbursement from Seller.

             (b) the incremental amount of accounts payable in excess of historical ordinary course levels (defined as the simple average of the prior twelve (12) months' ending accounts payable balances) that are incurred by Seller in obtaining the inventory necessary to permit Purchaser to have available for shipment sufficient Products (as hereinafter defined) during the period between the Closing Date (as hereinafter defined) and the time when Purchaser begins production at its Waukesha, Wisconsin facility (provided that such inventory shall not be considered as Seller's property for purposes of computing any portion of the Final Purchase Price due hereunder).

             (c) Seller's liability for purchase of used Ohmeda vaporizers at prices not exceeding Two Hundred Dollars ($200) per unit.

             (d) Seller's royalty and other obligations owed to Dr. David S. Hodgson under the terms of that certain Consulting Contract, dated December 1, 1993.

             (e) Seller's warranty service obligations for all Products manufactured and sold by the Business.

                                 ARTICLE II
                                   CLOSING

      2.1 Time and Place of Closing. The closing of the sale of the Purchased Assets (the "Closing") shall take place at 10:00 a.m., local time, on the 1st day of July, 1998, at ____________________________, or at such other time and place as the parties may agree (the "Closing Date").

                                  ARTICLE III
                                 PURCHASE PRICE

      3.1 Calculation and Payment of Preliminary Purchase Price.

           (a) Preliminary Purchase Price. At Closing, in consideration of the sale, assignment and delivery of the Purchased Assets by Seller to Purchaser, Purchaser shall (i) pay to Seller an amount equal to Four Million Dollars ($4,000,000) (the "Preliminary Purchase Price") less the Escrow Funds (as defined below), and (ii) deposit the sum of Four Hundred Thousand Dollars ($400,000) (the "Escrow Funds") with American National Bank and Trust Company of Chicago to be held pursuant to the terms of an Escrow Agreement in the form attached as Exhibit A hereto. The Escrow Funds shall be used for (i) settlement of the Final Purchase Price as set forth in Section 3.1(c), and (ii) payment of any amounts due under
      Article XIV.

           (b) Preparation of Balance Sheets. Seller and Purchaser acknowledge that the Preliminary Purchase Price has been established with reference to that certain unaudited balance sheet of Seller as of April 30, 1998 (the "Initial Balance Sheet"), a copy of which is attached hereto as Schedule 3.1(b). Immediately after the Closing Date, Purchaser and Seller will jointly prepare a balance sheet that reflects Seller's balance sheet as of the opening of business on the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet will be completed no later than thirty (30) days following the Closing Date. The Closing Balance Sheet will be prepared in accordance with the same accounting procedures used in preparing the Initial Balance Sheet. The amounts set forth on the Closing Balance Sheet will be the basis for determination of the Final Purchase Price (as hereinafter defined) with no further right of either party to object to the Final Purchase Price. If Seller and Purchaser are unable to agree upon completion of the Closing Balance Sheet, Seller and Purchaser will submit such dispute to binding resolution before a nationally recognized firm of independent auditors mutually acceptable to Seller and Purchaser whose decision will be final and binding on the parties. The parties will split equally the cost of any third party auditing firm as used hereunder.

           (c) Calculation of Final Purchase Price. Immediately after the Closing Balance Sheet is finalized pursuant to Section 3.1(b) above, the parties shall calculate the "Final Purchase Price." Such Final Purchase Price shall be equal to the Preliminary Purchase Price diminished, on a dollar-for-dollar basis, by the amount, if any, that the carrying amount of the Purchased Assets reflected on the Closing Balance Sheet decreases from the carrying amount of the Purchased Assets reflected on the Initial Balance Sheet, by more than the sum of (x) One Hundred Thousand Dollars ($100,000) plus (y) five percent (5%) of the carrying amount of the Purchased Assets reflected on the Initial Balance Sheet.

           (d) Settlement Payments. In the event the Preliminary Purchase Price exceeds the Final Purchase Price, the Purchaser and Seller shall direct the Escrow Agent to pay the difference to the Purchaser, in immediately available funds from the Escrow Funds, together with interest at the rate earned on those Escrow Funds.

           (e) Payment and Settlement Not Remedy for Breach. The provisions provided in this Section 3.1 are intended to derive, and provide for payment and settlement of, the Final Purchase Price assuming compliance by both parties with the representations, warranties, covenants and agreements contained in this Agreement. Any breach of a representation, warranty, covenant or agreement shall be remedied by application of the indemnification provisions set forth in Article XIV of this Agreement.

                                   ARTICLE IV
                          ALLOCATION OF PURCHASE PRICE

      4.1 Allocation of Purchase Price. The Final Purchase Price shall be allocated by Purchaser, in accordance with generally accepted accounting principles and applicable Internal Revenue Service guidelines, among the Purchased Assets for all purposes, including the filing of all tax returns and Internal Revenue Service Form 8594, which shall be prepared by Purchaser upon final determination of the Final Purchase Price and delivered to Seller and thereupon incorporated into this Agreement as Schedule 4.1 hereto. The amount allocated to assets that result in ordinary income tax treatment to the Seller, in excess of the carrying amount of those assets on the Closing Balance Sheet, shall not exceed One Million Dollars ($1,000,000). Seller and Purchaser covenant and agree that each will prepare its tax returns employing the allocation made pursuant to Schedule 4.1 and will not take a position in any tax proceeding or audit inconsistent with such allocation.
Each party will promptly notify the other if the Internal Revenue Service or any other taxing authority proposes to challenge or revise such allocation.

                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller hereby represents and warrants to Purchaser that:

      5.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Kentucky. Seller has all requisite power and authority to own, lease, license and operate its properties and assets, including the Purchased Assets, and to conduct the Business now owned, leased, licensed and operated by it. Seller is duly qualified, licensed and in good standing in each jurisdiction where the nature of its activities conducted in connection with the Business, or the character of the properties owned, leased or operated by it in connection with the Business, require such qualification or licensing.

      5.2 Corporate Authorization, Certain Corporate Actions, No Conflicts. Seller has all requisite power and authority to execute and deliver this Agreement and all necessary corporate proceedings have been taken to authorize the execution, delivery and performance by Seller of this Agreement and the transactions described herein. This Agreement has been duly authorized, executed and delivered by Seller, is the legal, valid and binding obligation of Seller, and is enforceable as to Seller in accordance with its terms, except as such validity, binding effect or enforcement may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by equitable principles relating to the availability of remedies. Neither the execution, delivery nor performance of this Agreement by Seller will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of Seller's certificate of incorporation, bylaws or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, rule or regulation or any order, judgment, or decree to which the Seller is a party or by which the Seller may be bound or affected.

      5.3 Financial Information. The unaudited financial statements of Seller for the fiscal years ended December 31, 1997 and December 31, 1996, respectively, and the unaudited financial statements of Seller for the four (4) month period ending April 30, 1998, complete copies of which have been provided to Purchaser: (a) are true and correct in all respects, and (b) fairly present in accordance with Generally Accepted Accounting Principles ("GAAP"), consistently applied, (i) the consolidated financial position of Seller as of said dates, and (ii) changes in financial position, stockholders' equity and cash flows, and the





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                                                                 Page 9 of 31

results of operations for such fiscal years. The foregoing financial statements are hereinafter referred to collectively as the "Historical Financial Statements."

      5.4 Operations of the Business; Adequacy of Purchased Assets. The Business is operated and conducted only through Seller by its officers and employees, and not through any direct or indirect subsidiary, affiliate, agent or representative of Seller. The Purchased Assets and the Excluded Assets comprise all the assets, properties and rights of every type and description used in or necessary to the operation of the Business in the ordinary course. No assets of Seller, other than Purchased Assets and Excluded Assets, are used by the Business. All machinery and equipment constituting part of the Purchased Assets are in good repair and working order, normal wear and tear excepted.

      5.5 Absence of Certain Changes or Events. Since April 30, 1998, there has not been any Material Adverse Change in the Condition of the Business (as defined in Section 5.29), or event or development likely to give rise to a Material Adverse Change in the Condition of the Business, and Seller has not, in any amount or manner: (a) sold, transferred, leased to others or otherwise disposed of any of the assets used in the Business, except for inventory sold in the ordinary course of business; (b) canceled or compromised any debt or claim, or waived or released any right of value relating to the Business; (c) received any notice of termination of any contract, lease or other agreement relating to the Business; (d) had any actual or threatened employee strikes, work stoppages, slow-downs or lockouts affecting the Business, or had any change in its relations with its key employees, agents, customers, or suppliers relating to the Business; (e) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, trade name, invention or similar right relating to the Business, or modified any existing right with respect thereto;
(f) made any change in the rate of compensation, commission, or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension, severance or vacation pay, to any officer, employee, salesman, distributor or agent of Seller relating to the operation of the Business, other than in the ordinary course of business; (g) made any capital expenditures or capital additions or betterments in respect of the Business in excess of an aggregate amount of Five Hundred Dollars ($500); (h) failed to replenish Seller's inventories and supplies in a normal and customary manner consistent with prudent business practices, or made any purchase commitment in excess of the normal, ordinary and usual requirements of the Business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry, or made any change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice and prudent business practices; (i) made any loans or advances to any Person (as defined in Section 5.29) or assumed, guaranteed or otherwise become responsible for the obligations of any Person; (j) made any change in accounting methods;
or (k) entered into any agreement or made any commitment to take any of the types of action described in subparagraphs (a) through (j) above.

      5.6 Undisclosed Liabilities. Seller has no debts, liabilities or obligations, contingent, accrued or absolute, of a nature required by GAAP to be reflected on a consolidated balance sheet, other than those debts, liabilities or obligations reflected or reserved against in the balance sheets of the Seller included as part of the Historical Financial Statements, except for the matter identified on Schedule 5.7 hereto. Since December 31, 1997, Seller has incurred no debts, liabilities or obligations, contingent, accrued or absolute, of a nature required by GAAP to be reflected on a balance sheet of Seller, other than those in the ordinary course of the Business. A complete and accurate list of the employees of the Business as of the Closing Date, together with all amounts each such employee is now or will by the passage of time hereafter become entitled to receive on account of accrued vacation time, vacation pay or severance pay, attributable to the time prior to and through the Closing Date, including amounts that each such employee becomes entitled to receive as a result of the consummation of the transactions contemplated hereby, is provided on Schedule 5.6 attached hereto. All such amounts will be paid by Seller.

      5.7 Litigation; Orders. Except for the matter identified on Schedule 5.7 hereto, there is no claim, legal action, administrative proceeding, governmental investigation, arbitration or other proceeding pending, nor to Seller's Knowledge (as defined in Section 5.29), threatened, against Seller arising from or otherwise relating to the Business, and Seller has no reason to be aware of any basis for the same. There is no judgment or outstanding order, injunction, decree, stipulation or award (whether rendered by a court or administrative agency, or by arbitration) against Seller relating to the Business or that would prohibit the consummation of the transaction contemplated by this Agreement. No citations, fines or penalties have been asserted against Seller with respect to the Business since April 30, 1998, under any foreign, federal, state or local law.

      5.8 Intellectual Property. Schedule 5.8 contains a complete and correct list of all patents, trade names, trademarks, trademark registrations, service marks, registered user names and copyright, and applications for registration of the foregoing, both domestic and foreign, presently owned, possessed, used or held by Seller relating to the Business. All of the Intellectual Property (as defined in Schedule 1.1) is valid or in full force and effect and Seller has not received any notice or claim that any of the Intellectual Property is invalid or unenforceable by it. The Intellectual Property and Know-How (as defined in Schedule 1.1) are owned by Seller free and clear of any license, sublicense, agreement, right, understanding, judgment, order, decree, stipulation, lien, charge or encumbrance. The rights being transferred to Purchaser pursuant to this Agreement, including rights to the Intellectual Property, constitute all such rights necessary to produce, market and sell the products of the Business and to conduct the Business as currently conducted by the Seller. None of the Intellectual Property, the technology covered thereby or the Know-How has been misappropriated from any Person. Seller is not, in connection with the Business, infringing upon or otherwise acting adversely to any intellectual property owned by any other Person, and there is no claim or action by any Person pending, or to Seller's Knowledge threatened, with respect thereto. There is no infringement or improper use by any third party of the Intellectual Property or the Know-How relating to the Business, and there is no action or proceeding instituted by Seller pending in which an act constituting an infringement of any of the rights to such Intellectual Property or Know-How was alleged to have been committed by a third party. Seller has not taken or omitted to take any action that would have the effect of waiving any rights to any Intellectual Property or Know-How related to the Business. Schedule 5.8 lists all licenses, sublicenses or agreements relating to the use by third parties of the Intellectual Property and Know-How, or the use by the Business of the Intellectual Property of another Person, and there is no default under any such license, sublicense or agreement.

      5.9 Labor Matters. As of the date hereof, there is no collective bargaining agreement or any labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving employees of the Business. There is no labor strike or work stoppage pending or threatened, and none has occurred during the last five (5) years. The Business is in compliance with all applicable federal, state and local laws and regulations respecting employment and employment practices.

      5.10 Compliance with Laws. The conduct of the Business complies in all respects with all applicable statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto. To Seller's Knowledge, there are no proposed laws, rules, regulations (including zoning regulations), ordinances, orders, judgments, decrees, governmental takings, condemnations or other proceedings that would be applicable to the Business and that could have a Material Adverse Effect on the Condition of the Business.

      5.11 Insurance. Seller presently maintains liability insurance, including product liability, casualty, property loss and other insurance coverage upon its properties and related to the conduct of the Business, in such amounts, of such kinds and with such insurance carriers as are generally deemed appropriate and sufficient for companies of a similar size engaged in similar types of business and operations, and which will be sufficient to fully indemnify Purchaser from and against any claims, losses or expenses attributable to any actions or inactions of Seller prior to the Closing Date. Seller has provided Purchaser with: (i) a true and complete list of all policies of fire, liability, indemnity and other forms of insurance relating to Seller or the Business, whether currently in force or otherwise applicable to any current or future liabilities, setting forth the type and amount of coverage, policy number, policy periods and the status of premiums paid thereon; and (ii) a true and complete description of all product liability claims pertaining to Seller or the Business that have been brought against Seller during the immediately preceding five (5) years, detailing for each such claim, the claimant thereof, the basis therefor, and the status or ultimate resolution thereof, as applicable.

      5.12 Taxes. Seller has timely filed all federal, state, local and foreign income tax returns and other tax reports relating to the operations of the Business and required under applicable law to be filed on or prior to the date hereof. All taxes, assessments and other governmental charges relating to the income, receipts, payrolls, transactions, or capital of the Business reflected on such tax returns and reports that are due and payable have been or will





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                                                                  Page 12 of 31

prior to Closing be paid, other than those currently payable without penalty or interest. Without limiting the foregoing, Seller has paid all sales and use taxes due on account of operations of the Business or has obtained exemption certificates where applicable. Seller has filed all federal, foreign, state, local and other returns and reports with respect to employee income tax withholding and social security and unemployment taxes in compliance with applicable tax withholding provisions applicable to the Business. There are no existing deficiencies (or proposed deficiencies or adjustments) for any taxes, or interest or penalties thereon that have been asserted or proposed in writing or assessed against Seller relating to the Business by any governmental unit.

      5.13 Contracts.

           (a) There is no contract, agreement, commitment or arrangement ("Contract"), or any outstanding unaccepted offer ("Offer"), whether written or oral, express or implied, fixed or contingent, that affects any of the Purchased Assets or to which Seller is bound and which relates to the Business:

                     (i) that is or relates to a mortgage, indenture, security
                agreement or other agreement or instrument relating to the borrowing of money by, or any extension of credit either by or to, Seller;

                     (ii) that is or relates to a collective bargaining
                agreement or other union contract;

                     (iii) that contains or relates to covenants or other
                provisions limiting Seller's right to compete in any line of business or with any person or in any area;

                     (iv) that is or relates to a license agreement, either as
                licensor or licensee;

                     (v) that provides for or relates to any sharing of profits with others or any joint venture or similar enterprise;

                     (vi) that is or relates to a revocable or irrevocable
                power of attorney or proxy granted to any person for any purpose whatsoever;

                     (vii) that involves any remaining or unsatisfied
                obligation (A) to make capital expenditures (whether through the purchase of real or personal property or otherwise) involving Twenty-Five Thousand Dollars ($25,000) or more in the case of any one item or group of items, (B) to purchase goods involving Twenty-Five Thousand Dollars ($25,000) or more in the case of any one item or group of items, or (C) other than the contract referred to in Section 1.4(a) above, to supply products or provide services involving Twenty-Five Thousand Dollars ($25,000) or more in the case of any one item or group of items;

                     (viii) that involves any sales agency, manufacturer's
                representative, distributorship or marketing agreement that is not cancelable without cost or payment on not more than thirty
                (30) days' notice;

                     (ix) that relates to a lease or other arrangement relating to the Business to which Seller is a lessee of personal property or equipment other than as described on Schedule 5.13(a)(ix); or

                     (x) that is any other agreement, contract or commitment
                that in any case involves payment or receipts of more than Twenty-Five Thousand Dollars ($25,000) or that is in any way material to the Business.

             (b) Seller is not a party to: (a) any agreements with any executive officer or other key employee of the Business, (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Business of the nature of the transaction contemplated by this Agreement, (ii) providing any term of employment or compensation guarantee, (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment; or (b) any other employee agreement or plan including, without limitation, any incentive or bonus plan, stock option plan, stock appreciation right plan or stock purchase plan.

             (c) Neither Seller nor any other party to a Contract is in breach thereof or default thereunder, and there does not exist any event, including the execution, delivery and performance of this Agreement and the transactions contemplated hereby, that, with the giving of notice or the lapse of time, would constitute such a breach or default, and all Contracts to which the Seller is a party that relate to the Business are in full force and effect. To the extent any Contract or Offer can be transferred only with the consent or approval of or notice to another party, such necessary consent, notice or approval has been obtained, or will be obtained, without cost to Purchaser prior to Closing.

      5.14 Receivables. All receivables relating to the Business (including accounts receivable, loans receivable and advances) that are reflected on the Seller's balance sheet as of December 31, 1997 have, and all receivables resulting from operations of the Business between December 31, 1997 and the Closing Date will have, arisen only from bona fide transactions in the ordinary course of the Business and (to the extent not already collected) are fully collectible when due, or in the case of each account receivable, within ninety
(90) days after it arose, without resort to litigation and without offset or counterclaim, except to the extent of the allowance for doubtful accounts with respect to accounts receivable as set forth or reflected on the Closing Balance Sheet.

      5.15 Inventories. The inventories of raw materials, work in process, finished products, goods, spare parts, replacement and component parts that are reflected on the Seller's balance sheet as of December 31, 1997 (and not subsequently disposed of in the ordinary course of business) are, and all such inventories resulting from operations of the Business between December 31, 1997 and the Closing Date (and not subsequently disposed of in the ordinary course of business) will be, in all respects merchantable, or suitable and useable for the production or completion of merchantable products, for sale in the ordinary course of business, are valued at the lower of cost or market in accordance with GAAP and are sufficient but not excessive in order to meet the normal requirements of the Business (as well as the requirements referred to in Section 1.4(b) above), in each case subject to applicable reserves as required by GAAP for valuation, excess and obsolete inventory.

      5.16 Backlog. Schedule 5.16 lists all of Seller's Contracts to supply goods or services involving Five Thousand Dollars ($5,000) or more in the case of any one item or group of items that are not substantially complete on the
date of this Agreement.   Schedule 5.16 also sets forth, by Contract, the
current estimate of Seller of the total revenues remaining to be earned with respect to each such Contract and Seller's current estimate of the cost of completion and gross profit remaining. The list of Contracts described in this
Section 5.16 has been prepared by management of Seller on a reasonable basis consistent with past practices, and there is no fact or circumstance that casts doubt in any material respect on the accuracy or completeness thereof.

      5.17 Consents, Approvals, etc. To Seller's Knowledge, there are no filings required to be made by Seller with, and there are no consents, approvals, permits or authorizations required to be obtained by Seller from, governmental and regulatory authorities of the United States, the several states or any other jurisdiction in connection with the execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby.

      5.18 Certain Payments; Absence of Certain Business Practices.   Neither
Seller nor any of its representatives or agents has made or will cause to be made by or on behalf of the Business, any payments, loans or gifts or promises or offers of payments, loans or gifts of any money or anything of value, directly or indirectly, (i) to or for the use or benefit of any official or employee of any government, (ii) to any political party or official or candidate thereof, (iii) to any other person either in advance or as a reimbursement if he or it knows or has reason to suspect that any part of such payment, loan or gift will be directly or indirectly given or paid by such other person, or will reimburse such other person for payments, gifts or loans previously made, to any governmental official or political party or candidate or official thereof, or (iv) to any other person or entity, the payment of which would violate the laws, or regulations having the force of law, of the United States or the country of domicile and/or residence of such party. Neither the Internal Revenue Service nor any other federal, state, local or foreign government agency or entity has notified Seller of any pending or threatened investigation of any payment made by or on behalf of the Business of, or alleged to be of, the type described in this Section 5.18.

      5.19 Licenses and Permits. To Seller's Knowledge, Seller has obtained and maintains all governmental licenses and permits necessary to conduct the Business. Such licenses and permits are valid and in full force and effect, and none of such licenses or permits will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement, and each of such licenses and permits can be transferred to Purchaser without consent or payment.

      5.20 Employee Benefit Plans and Employee Matters.

           (a) Schedule 5.20 lists each pension, retirement, profit sharing, deferred compensation, bonus and other incentive plan, other employee benefit programs, arrangements, agreements and understandings, medical, vision, dental and other health plans, life insurance and disability plans, and any other employee benefit plans, employment contracts and severance agreements including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") to which Seller contributes or is a party or is bound or under which it may have liability and under which employees or former employees of the Business (or their beneficiaries) are eligible to participate or derive a benefit ("Employee Benefit Plans"). Seller has delivered to Purchaser true, correct and complete copies of all Employee Benefit Plans. There are no claims, pending or threatened, based on asbestosis, carpal tunnel syndrome, hearing loss or impairment, extensive back injury or any other exposure or alleged exposure to cumulative trauma injuries or exposures, and there is no basis for the same.

           (b) All contributions required by law or collective bargaining agreement to have been made under any of the Employee Benefit Plans (without regard to any funding waivers granted under applicable law) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension). Neither the Seller nor any of the Purchased Assets is subject to any liability for or any lien with respect to any of the following: (i) excise taxes imposed under Chapter 43 of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) liability to the PBGC under Title IV of ERISA; (iii) liability under ERISA Section 502 (other than claims for benefits in the ordinary course) or Section 4071; (iv) liability imposed under Title IV, Subtitle E of ERISA with respect to any "multiemployer plan" as defined in Section 3(37)(A) of ERISA; or (v) liability arising as the result of a failure to make required contributions under Section 412 of the Code or Section 302 of ERISA. No Employee Benefit Plan is a "welfare benefit plan" within the meaning of Section 3(l) of ERISA that provides for continuing benefits or coverage for any participant or any beneficiary of a participant after the participant's retirement or other termination of employment, except as may be required under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and proposed regulations thereunder and at the sole expense of the participant or the participant's beneficiary.

      5.21 Transactions with Interested Persons. No officer, director or affiliate of Seller owns directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director of, any customer, competitor or supplier of Seller or any organization that has a contract, agreement, arrangement or commitment with Seller relating to the Business. Seller is not indebted to any director, officer, employee or agent of Seller, except for amounts due as normal salaries, commissions, wages, bonuses and in reimbursement of ordinary expenses on a current basis. Except as set forth on Schedule 5.21, no employee or agent of Seller is indebted to Seller except for advances for ordinary business expenses in a normal amount.

      5.22 Environmental Matters.

           (a) Without in any manner limiting the scope of the representations set forth elsewhere in this Agreement, the operations of the Business are in compliance in all material respects with, and Seller has not received oral or written, direct or indirect, notice of violations under, any federal, state or local environmental laws as enacted, re-authorized or amended, including by way of illustration, but not limited to (i) the Clean Air Act, 42 U.S.C. 7401 et seq., its implementing regulations and state analogues or equivalents to such act and regulations provided thereunder; (ii) the Clean Water Act, 33 U.S.C. 1251 et seq., its implementing regulations and state analogues or equivalents to such act and regulations provided thereunder; (iii) the Rivers and Harbors Act of 1899, 33 U.S.C. 401 et seq. and its implementing regulations; (iv) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., its implementing regulations and state analogues or equivalents to such act and the regulations provided thereunder; (v) the Toxic Substances Control Act, 15 U.S.C. 2601-2629, and the regulations promulgated thereunder; (vi) the Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. 9601 et seq., as amended by the Superfund Amendment and Reauthorization Act of 1986 ("SARA" and "SARA, Title III"), subsequent amendments, revisions and regulations in effect on the date hereof, implementing regulations and state analogues or equivalents to CERCLA, SARA and SARA, Title III and regulations provided thereunder; (vii) all federal, state, and local statutes and regulations governing underground storage tanks; and (viii) all common law decisions restricting or regulating noise, air, or water emissions or discharge;

           (b) Schedule 5.22 identifies (i) all environmental audits or assessments or occupational health studies relating to property or facilities of the Business undertaken by governmental agencies or by employees, agents, or independent contractors working at the request of a federal, state or local government agency, (ii) properties and facilities of the Business with respect to which Seller or the Business has received oral or written communication from a federal, state or local environmental agency (or their designees) in the last five (5) years or concerning which a violation has at any time in the past been brought, but which has not been formally resolved, and (iii) all claims made or attributions, warnings or reports relating to or arising under the Occupational Safety and Health Act during the past five (5) years;

           (c) There has not been, and is not occurring, any "release" of any "hazardous substance" on real estate presently occupied by the Business, nor has Seller any reason to believe such a "release" either is occurring or has occurred in the past at any such facility. For purposes of this provision the terms "release" and "hazardous substance" shall have the same meaning as those terms are given in CERCLA at 42 U.S.C. 9601 (22) and (14), respectively, except that the terms shall include petroleum, gasoline (leaded or unleaded), oil, fuel, diesel fuel, petroleum solvents, or crude oil or, any fraction thereof, whether or not it is specifically listed or designated as a hazardous substance under Sections A through F of 42 U.S.C. 6901 (14) or any state equivalent of that exclusion;

           (d) The Business has not sent wastes to a site that, pursuant to CERCLA or any similar state or federal law (i) has been placed on the "National Priorities List" (the "NPL") of hazardous waste sites or state equivalent of the NPL or (ii) is subject to a claim, administrative order, or other request to take "removal" or "remedial" action as those terms are defined under CERCLA at 42 U.S.C. 9601 (23) and (24), regardless of whether such claim, order or request is made pursuant to a validly enacted federal, state or local statute or regulation;

           (e) Schedule 5.22 sets forth all environmental licenses, permits, approvals, authorizations, exemptions, classifications, certificates and registrations (collectively the "Permits") in existence with respect to and necessary to continue to operate the Business consistent with past practice and at historical levels, together with a description of any compliance schedules relating thereto. All such Permits are in full force and effect and there does not exist under any of them or under any compliance schedule, any default, event of default, or event which, with notice or lapse of time or both, would constitute an event of default; and

           (f) Schedule 5.22 identifies (i) all on-site and off-site locations where the Business has stored, disposed or arranged for the disposal of hazardous substances or wastes, (ii) all underground storage tanks, and the capacity and contents of such tanks, located on the real property owned by the Seller or any leased property, (iii) all asbestos contained in or forming part of any building, building component, structure or office space owned or leased by Seller pertaining to the Business, and
      (iv) all polychlorinated biphenyls used or stored at any property owned or leased by Seller pertaining to the Business.

     5.23 Defects in Products or Designs. There are no defects in the design or manufacture of any of the products of the Business ("Products"), designed, manufactured or sold by the Business that would adversely affect the performance or quality of the Products to any third parties (excluding normal-course warranty obligations).

      5.24 Products. Schedule 5.24 sets forth the warranty experience of Seller since December 31, 1996. The Products manufactured and sold by Seller have been designed and manufactured in compliance with all regulatory, engineering, industrial and other codes generally recognized as being applicable thereto. There have been no product recalls or material defects in the design or manufacture of any Products sold by Seller (excluding normal-course warranty obligations) that would materially and adversely affect the performance or quality of such Products.

      5.25 Properties. Seller has good, marketable and legal title, or holds by valid and existing leases or licenses, free and clear of all mortgages, pledges, liens, or security interests, to each piece of its real and personal property, except for such imperfections of title, mortgages, pledges, liens, or security interests that are not material to Seller's ability to perform its obligations hereunder. All such leases and other agreements are legal, valid, and effective in accordance with their terms, and there does not exist thereunder any default or event or condition which, after notice, lapse of time or both, would constitute a default thereunder by any party thereto.

      5.26 Letters of Credit, Surety Bonds, Guarantees. There are no letters of credit, performance or payment bonds, guaranty arrangements and surety bonds of any nature, issued by or on behalf of the Seller, relating to the Business.

      5.27 All Material Information; Disclosure. All material facts concerning the Business have been disclosed to Purchaser, and no representation or warranty made herein by Seller, and no statement contained in any certificate or other instrument furnished or to be furnished to Purchaser in connection with the transaction contemplated by this Agreement (all of which statements shall be deemed to have been made by Seller for all purposes of this Agreement), contains or will contain any untrue statement of a material fact or omits or will omit to state any material facts necessary to make the information contained therein not misleading or necessary in order to provide a prospective purchaser of the Business with adequate information as to the condition, properties, assets, liabilities, business and prospects of the Business, and Seller has disclosed to Purchaser in writing all material facts known to it relating to the same.

      5.28 Brokers. The Seller has not entered into any arrangement for the provision of services in connection with this Agreement or the transactions contemplated hereby that may give rise to an obligation to pay any brokers' or finders' fees or other commissions.

      5.29 Certain Defined Items. References in Article V and elsewhere in this Agreement to (i) "Seller's Knowledge" shall mean the facts and circumstances that Seller knew or should have known after appropriate inquiry; (ii) "Material Adverse Change in the Condition of the Business" or "Material Adverse Effect on the Condition of the Business" shall mean a change or effect that likely would, independently or in combination with other changes or events, have a material adverse change or effect on the business, assets, properties, financial condition, results of operations or prospects of the Business; and (iii) "Person" shall mean any individual, corporation, partnership, proprietorship or other entity of any kind.


                                   ARTICLE VI
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Seller that:

      6.1 Corporate Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own and operate its properties and assets and to conduct the businesses now conducted by it.

      6.2 Corporate Authorization, Certain Corporate Actions, No Conflicts. Purchaser has all requisite power and authority to execute and deliver this Agreement and all necessary corporate proceedings have been taken to authorize the execution, delivery and performance by Purchaser of this Agreement and the transaction described herein. This Agreement is the legal, valid and binding obligation of Purchaser, and is enforceable as to Purchaser in accordance with its terms, except as such validity, binding effect or enforcement may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by equitable principles relating to the availability of remedies. Neither the execution, delivery or performance of this Agreement by Purchaser will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to any provision of Purchaser's certificate of incorporation or bylaws or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, rule or regulation or any order, judgment, or decree to which Purchaser is a party or by which Purchaser may be bound or affected.

      6.3 Litigation; Orders. As of the date hereof, there is no judgment or outstanding order, injunction, decree, stipulation or award against Purchaser that would prohibit the consummation of the transaction contemplated by this Agreement.

      6.4 Consents, Approvals, etc. No filings are required to be made by Purchaser with, and no consents, approvals, permits or authorizations are required to be obtained by Purchaser from, governmental and regulatory authorities of the United States, the several states or any other jurisdiction in connection with the execution and delivery of this

Agreement by Purchaser and the consummation by Purchaser of the transaction contemplated hereby.

      6.5 Brokers. Purchaser has not entered into any arrangement for the provision of any services in connection with this Agreement or the transactions contemplated thereby that may give rise to an obligation to pay brokers' or finders' fees or other commissions.


                                  ARTICLE VII
                      CONDUCT OF BUSINESS PRIOR TO CLOSING

       7.1 Conduct of the Business. Prior to the Closing, Seller shall conduct the business and affairs of the Business only in the ordinary course and consistent with its prior practice and shall maintain, keep and preserve the assets and properties of the Business in good condition and repair and maintain insurance thereon in accordance with present practices, and, except as otherwise agreed by Purchaser and Seller, will use its best efforts to: (i) preserve the Business intact, (ii) keep available to Purchaser the services of the present employees, agents, and independent contractors of the Business,
(iii) preserve for the benefit of Purchaser the goodwill of the suppliers, customers, landlords and others having business relations with the Business, and (iv) obtain, with the assistance and cooperation of Purchaser, the consent of any lessor or other party to any lease or contract with Seller where the consent of such lessor or other party may be required by reason of the transaction contemplated hereby. Without limiting the generality of the foregoing, prior to the Closing, Seller will not, without Purchaser's prior written approval: (i) enter into or modify any contract, agreement, commitment or any other understanding or arrangement relating to the Business; or (ii) perform, take any action or incur or permit to exist any act, transaction, event, or occurrence of any type that would have been inconsistent with the representations and warranties of Seller set forth in Section 5 hereof had the same occurred prior to the date hereof. THE FOREGOING NOTWITHSTANDING, Seller's increase in accounts payable, and a resulting increase in inventory levels, for the purpose contemplated by Section 1.4(b) above shall not be deemed to violate this provision.

      7.2 Changes in Information. Seller shall give Purchaser prompt written notice of any change in any of the information contained in the representations and warranties made in Article V, elsewhere in this Agreement or the schedules or exhibits referred to herein that occurs prior to the Closing.

      7.3 Contracts and Policies. Seller shall consult with Purchaser with respect to (i) the cancellation of contracts, agreements, commitments or other understandings or arrangements to which Seller is a party relating to the Business including, without limitation, purchase orders for items of inventory and commitments for capital expenditures or improvements, and (ii) Seller's purchasing, pricing or selling policies (including, without limitation, selling merchandise at discounts); provided, however, that nothing contained in this Section shall require Seller to take or fail to take any action that, in Seller's reasonable judgment, is likely to give rise to a penalty or claim for damages by any third party against Seller, or is likely to result in losses to Seller, or is otherwise likely to prejudice in any material respect, or unduly interfere with the conduct of, Seller's business operations in the ordinary course consistent with prior practice, or is likely to result in a breach by Seller of any of its representations, warranties, or covenants contained in this Agreement (unless any such breach is first waived in writing by Purchaser).


                                  ARTICLE VIII
                      ACCESS TO INFORMATION AND DOCUMENTS

      8.1 Access Prior to Closing. Upon reasonable notice and during regular business hours, Seller will give Purchaser and Purchaser's attorneys, accountants and other representatives full access to the personnel and all properties, documents, contracts, books and records of Seller relating to the Business or the Purchased Assets and will furnish Purchaser with copies of such documents (certified by Seller's officers if so requested) and with such information with respect to the affairs of the Business as Purchaser may from time to time request. Any such furnishing of such information to Purchaser or any investigation by Purchaser shall not affect Purchaser's right to rely on any representation or warranty made in this Agreement or in connection herewith or pursuant hereto. Seller shall keep Purchaser informed as to the affairs of the Business and to consult with the representatives of Purchaser on important matters pertaining to the Business and the Purchased Assets.

      8.2 Access After Closing.

           (a) After the Closing Date, upon reasonable notice and during regular business hours, Seller will give Purchaser and its attorneys, accountants and other representatives full access to all properties, documents, contracts, books and records of Seller relating to the Business or the Purchased Assets. In connection herewith, Seller hereby agrees to retain all such books and records for a period of not less than five (5) years after the Closing Date in order to afford Purchaser such access, and Purchaser shall have the right at any time to make copies thereof. If Seller wishes to destroy any such books or records at any time during such period, Seller shall give Purchaser not less than sixty
      (60) days' prior written notice thereof, whereupon Purchaser may elect to take possession of such books and records. In addition, Seller shall provide Purchaser with access to any officers, employees and agents of Seller as may be necessary in connection with the prosecution or defense of any tax audits or third party claims, suits or actions by or against Purchaser.

           (b) After the Closing Date, upon reasonable notice and during regular business hours, Purchaser will give Seller reasonable access to any records and files of the Business transferred pursuant to this Agreement, relating to a period prior to the Closing Date, and to any employees of Purchaser formerly employed by Seller as may be necessary in connection with the prosecution or defense of any tax audits or third party claims, suits or actions by or against Seller relating to the Business.


                                   ARTICLE IX
                                   EMPLOYEES

      9.1 Employee-Related Liabilities. Purchaser will assume no employee-related liabilities or expenses based on events or pursuant to service by employees of Seller prior to the Closing Date, nor will Purchaser be liable, directly or by way of reimbursement, for any accrued vacation pay due Seller's employees for any time prior to July 6, 1998. Seller will not file Form UI-21 or any similar notice with the Kentucky Department of Employment Services nor discontinue any worker's or unemployment compensation insurance coverage or other existing employee-related benefit programs until such time as all of Seller's post-closing services for Purchaser hereunder have been completed.


                                   ARTICLE X
                              ADDITIONAL COVENANTS

      10.1 Name Change. As soon as possible after Closing, Seller shall change its name to a name which is not similar to "Anesco, Inc." or any derivation thereof, and shall discontinue use thereof.

      10.2 Post-Closing Services. From and after the Closing Date, pending Purchaser's removal of the Purchased Assets from Seller's premises in Georgetown, Kentucky to Purchaser's facility in Waukesha, Wisconsin, Seller will continue the conduct of the Business on a sub-contract basis in the name and for the benefit of Purchaser. For such services, Purchaser will reimburse Seller, on a dollar-for-dollar basis, for Seller's expenses for rent, utilities, maintenance and upkeep, insurance (including worker's and unemployment compensation insurance), payroll costs and taxes (including benefits and claims costs relating to the post-Closing period) and any other direct, out-of-pocket expenses incurred by Seller (but none of the foregoing in excess of current rates, other than as agreed in advance by the parties). In addition, upon withdrawal from Seller's premises, Purchaser will pay Seller an additional amount equal to the aggregate weekly straight-time salary of each of Seller's employees who is not becoming an employee of Purchaser and who has remained in the employ of the Seller from the Closing Date to such date of withdrawal. In such undertaking, Seller shall retain all liability and responsibility for its employees and any employment-related claims. Purchaser shall reimburse Seller only for the actual time during which Purchaser makes use of such facilities. Subject to Purchaser's performance of its obligations hereunder, Seller will protect Purchaser and hold it harmless from any lien or assertion of lien or adverse interest on property or assets of Purchaser on Seller's premises, whether asserted by the owner of such property or any other party. Purchaser agrees to indemnify Seller for any liability exceeding Seller's CGL insurance coverage.

                                   ARTICLE XI
                               FURTHER ASSURANCES

      11.1 Further Assurances. After the Closing and for no further consideration, Seller shall (a) perform all acts (including, without limitation, the use of Seller's commercially reasonable efforts to enable Purchaser to accomplish transfer of registration, permits, approvals, and the like as contemplated by this Agreement), and (b) execute, acknowledge and deliver such assignments, transfers, consents and other documents and instruments as Purchaser or its counsel may reasonably request, in each case, to vest in Purchaser or protect Purchaser's right, title and interest in, and enjoyment of, the Purchased Assets.


                                  ARTICLE XII
                             BULK SALES COMPLIANCE

      12.1 Bulk Sales Compliance. Purchaser hereby waives compliance by Seller with the provisions of the bulk sales laws of any state, and Seller warrants and agrees to give prompt notice immediately following the Closing to, and pay and discharge when due all claims of, creditors (including any governmental agencies and taxing authorities) that could be asserted against Purchaser by reason of such non-compliance to the extent that such liabilities are not specifically assumed by Purchaser. Seller hereby agrees to indemnify and hold Purchaser harmless from, against and in respect of (and shall on demand reimburse Purchaser for) any loss, liability, cost or expense including, without limitation, reasonable attorneys' fees, suffered or incurred by Purchaser by reason of the failure of Seller to pay or discharge any such claim. Seller shall furnish to Purchaser such evidence as Purchaser may reasonably request in order to confirm that Seller has complied with the provisions of this Article.


                                  ARTICLE XIII
                    CONDITIONS TO OBLIGATIONS OF THE PARTIES

      13.1 Conditions to Obligations of Each Party. The respective obligations of Seller and Purchaser to consummate the transactions contemplated by this Agreement are subject to the conditions that: (a) there shall be no decision by any court or administrative body restraining, enjoining or otherwise preventing the consummation of the transactions contemplated hereby; and (b) the parties will have received all necessary approvals and clearances.

      13.2 Conditions Precedent to Purchaser's Obligations. All obligations of Purchaser hereunder are subject, at the option of Purchaser, to the fulfillment of each of the following conditions at or prior to the Closing, and Seller shall exert its reasonable commercial effort to cause each such condition to be so fulfilled:

           (a) All representations and warranties of Seller contained herein or in any document delivered pursuant hereto shall be true and correct in all respects as of the date hereof, and shall then be true and correct in all respects except for changes in the ordinary course of business after the date hereof in conformity with the covenants and agreements contained herein;

           (b) All covenants, agreements and obligations required by the terms of this Agreement to be performed by Seller at or before the Closing Date shall have been duly and properly performed in all respects;

           (c) There shall not have occurred any Material Adverse Change in the Condition of the Business;

           (d) Purchaser shall have received an opinion of Kinkead, Stilz & Alford, legal counsel to Seller, dated the Closing Date, substantially in the form of Exhibit B;

           (e) Seller shall have delivered to Purchaser at the Closing the Bill of Sale and Assignment in the form of Exhibit C, and all other documents, certificates and agreements necessary to transfer to Purchaser good, marketable and legal title to the Purchased Assets, free and clear of any and all liens thereon including, without limitation:

                 (i) assignments of all Intellectual Property, Contracts and other agreements of Seller dated the Closing Date, assigning to Purchaser all of Seller's right, title and interest in and to all such Intellectual Property, Contracts and agreements, with any required consent endorsed thereon;

                 (ii) certificates of title to all motor vehicles to be
            transferred to Purchaser hereunder, duly endorsed for transfer to Purchaser as of the Closing Date; and

                 (iii) assignments of all leases with any required consents of the lessors endorsed thereon;

             (f) All corporate and other proceedings of Seller in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to such proceedings, shall be reasonably satisfactory in form and substance to Purchaser and its counsel, and Purchaser and its counsel shall have received all such documents and instruments, or copies thereof (certified if requested) as may be reasonably requested;

             (g) This Agreement and the transactions contemplated hereby shall have been approved by Purchaser's Board of Directors;

             (h) The results of Purchaser's due diligence review shall be satisfactory to Purchaser;

             (i) All permits and licenses necessary for the conduct of the Business shall have been transferred to Purchaser; and

             (j) Purchaser shall have entered into Employment Agreements with certain key employees of the Business for their continued employment as Purchaser shall require, in the form of Exhibit D as attached hereto.

      13.3 Conditions Precedent to Seller's Obligations. All obligations of Seller at the Closing are subject, at the option of Seller, to the fulfillment of each of the following conditions at or prior to the Closing Date, and Purchaser shall exert its reasonable commercial efforts to cause each such condition to be so fulfilled:

           (a) All representations and warranties of Purchaser contained herein or in any document delivered pursuant hereto shall be true and correct in all respects when made and as of the Closing;

           (b) All covenants, agreements and obligations required by the terms of this Agreement to be performed by Purchaser at or before the Closing shall have been duly and properly performed in all respects; and

           (c) All corporate and other proceedings by Purchaser in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to such proceedings, shall be reasonably satisfactory in form and substance to Seller and its counsel, and Seller and its counsel shall have received all such documents and instruments, or copies thereof (certified if requested) as may reasonably be requested.


                                  ARTICLE XIV
                                INDEMNIFICATION

     The indemnification provisions set forth in this Article XIV are independent of and in addition to any purchase price adjustment contained in
Article III of this Agreement and any other provision of this Agreement.

      14.1 Seller's Indemnification. Seller hereby agrees to indemnify and hold Purchaser harmless from, against and in respect of (and shall on demand reimburse Purchaser for):

           (a) any and all loss, liability, or damage, including reasonable attorneys' fees and expenses (collectively "Damages") suffered or incurred by Purchaser by reason of any untrue representation, breach of warranty or non-fulfillment or non-performance of any covenant or agreement of Seller contained herein or in any certificate, document or instrument delivered to Purchaser pursuant hereto or in connection herewith;

           (b) any and all Damages suffered or incurred by Purchaser in respect of or in connection with any liabilities of Seller not expressly assumed by Purchaser including, without limitation, any Damages arising out of or relating to the conduct of the Business prior to the Closing Date, and claims of, or relating to, Seller's employees, including those engaged in providing Seller's services pursuant to Section 10.2 hereof; and

           (c) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses including, without limitation, legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

      14.2 Purchaser's Indemnification. Purchaser hereby agrees to indemnify and hold Seller harmless from, against, and in respect of (and shall on demand reimburse Seller for):

           (a) any and all Damages suffered or incurred by Seller by reason of any untrue representation, breach of warranty or non-fulfillment or nonperformance of any covenant or agreement by Purchaser contained herein or in any certificate, document or instrument delivered to Seller pursuant hereto or in connection herewith;

           (b) any and all Damages suffered or incurred by Seller in respect of or in connection with liabilities or obligations expressly assumed by Purchaser;

           (c) any and all Damages suffered or incurred by Seller by reason of or in connection with any claim for finders' or brokers' fees or other commission arising by reason of any services alleged to have been rendered to or at the instance of Purchaser with respect to this Agreement or any of the transactions contemplated hereby; and

           (d) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses including, without limitation, reasonable attorneys' fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or oppose the imposition thereof, or in enforcing this indemnity.

      14.3 Limitations on Indemnification.

           (a) Notwithstanding the other provisions of this Article XIV, Seller shall not be liable to indemnify Purchaser for Purchaser's Damages and Purchaser shall not be liable to indemnify Seller for Seller's Damages, arising from or relating to a breach of representation or warranty set forth in this Agreement unless the Indemnified Party (as hereinafter defined) notifies the Indemnifying Party (as hereinafter defined) in writing of its claim or potential claim for indemnification not later than the day that is thirty-six (36) months after the Closing Date, and except as set forth in subsection (b) below or Article XV.

           (b) The limitations in Section 14.3(a) shall not apply to any claim by a party for indemnification based on Purchaser's failure to receive good title to any personal property included in the Purchased Assets or to any other breach of the representation contained in Section 5.25, nor to any breach of a representation relating to compliance with laws, taxes or environmental matters as set forth in Sections 5.10, 5.12 and 5.22.

      14.4 Procedure.

           (a) In order for a party (the "Indemnified Party"), to be entitled to any indemnification provided under this Agreement in respect of, arising out of or involving a claim made by any third party against the Indemnified Party (a "Third Party Claim"), such Indemnified Party shall notify the other party (the "Indemnifying Party") in writing of the Third Party Claim within twenty (20) business days after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party can demonstrate actual monetary prejudice as a direct or indirect result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) business days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

           (b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party will be entitled to participate in the defense thereof and, if it acknowledges in writing its obligations to indemnify the party seeking indemnification and so chooses to assume the defense thereof, it may do so with counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than after the 20-day period described in Section 14.4(a) if the Indemnified Party shall have failed to give notice of the Third Party Claim). If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will consent to any settlement, compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend and that by its terms involves the payment of money only and which the Indemnifying Party will pay in full in connection with such Third Party Claim. If the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent, which shall not be unreasonably withheld.


                                   ARTICLE XV
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

      15.1 Survival. All statements, representations and warranties made by each of the parties hereto shall survive the Closing for a period of twenty-four (24) months, except the representations contained in Sections 5.25, 5.10, 5.12 and 5.22, which shall survive indefinitely thereafter. All indemnities, covenants and agreements made herein shall survive for the period expressly indicated herein, or, if not so indicated, indefinitely.


                                  ARTICLE XVI
                                 MISCELLANEOUS

      16.1 Entire Agreement; Modification. This writing constitutes the entire agreement of the parties with respect to the subject matter and supersedes any prior agreements, oral or written, with respect thereto and may not be modified, amended or terminated except by written agreement specifically referring to this Agreement and signed by each party hereto.

      16.2 Notices. Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, sent by express mail, or overnight courier service or first class registered mail, return receipt requested, or telefaxed (with a copy also sent by express mail or overnight courier services) addressed to parties at the addresses set forth below or at such other address as any party may specify by notice to the other parties, or, in the case of a telefax, to the telefax number indicated:

             If to Purchaser:  SurgiVet, Inc.
                               N7 W22025 Johnson Drive
                               Waukesha, Wisconsin  53186
                               Attention:  Ann M. Johnson
                               Telefax:  414-513-9069

             with a copy to:   Holleb & Coff
                               55 East Monroe Street, Suite 4100
                               Chicago, Illinois  60603
                               Attention:  Stephen A. Marcus, Esq.
                               Telefax:  312-807-3900

             If to Seller:     Anesco, Inc.
                               115 Etter Lane
                               Georgetown, Kentucky  40324
                               Attention:  John Engle
                               Telefax:  502-867-0390

             with a copy to:   Kinkead, Stilz & Alford
                               PNC Bank Plaza, Suite 300
                               200 W. Vine Street
                               Lexington, Kentucky 40507
                               Attention:  D. Barry Stilz
                               Telefax:  606-255-1965

      16.3 Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

      16.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of each party hereto, its successors and assigns.

      16.5 Numbers and Headings. The section and paragraph numbers and headings contained herein are for the purposes of reference and convenience only and are not intended to define or limit the contents of said paragraphs or sections.

      16.6 Exhibits and Schedules. The exhibits and schedules referred to herein are hereby incorporated by reference as if set out in full and form an integral part of this Agreement.

      16.7 Further Actions. Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement.

      16.8 Transaction Taxes. Seller will pay all sales, transfer and documentary taxes, if any, and any and all further taxes arising by virtue of the sale, transfers and deliveries to be made to Purchaser as contemplated hereby. Gains, income and similar taxes shall be paid by the entity or person on which such tax is imposed.

      16.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original.

      16.10 Expenses. Subject to any express provisions of this Agreement to the contrary, each party shall bear the expenses, costs and fees incurred by it in connection with the transactions contemplated hereby, whether or not the transaction shall be consummated. Any such payments by Seller shall be made out of Seller's assets other than the Purchased Assets and shall not reduce the Purchased Assets being transferred hereunder.

      16.11 Validity of Provisions. If any provision of this Agreement or any agreement referenced herein shall be held or deemed to be or shall, in fact, be inoperative or unenforceable as applied in any particular case because it conflicts with any other provision or provisions hereof or any constitution, statute, rule of public policy, or for any other reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever. The invalidity of any one or more phrases, sentences, clauses, sections, or, subsections of this Agreement or any other agreements referenced herein shall not affect the remaining portions thereof.

      16.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin applicable to contracts made and to be performed therein.

      16.13 Consent to Jurisdiction and Waiver of Jury Trial. The parties hereto hereby consent to the exclusive jurisdiction of any federal or state court situated in Waukesha County, Wisconsin, and waive any objection based on lack of personal jurisdiction, improper venue or forum non convenience with regard to any actions, claims, disputes or proceedings related to this Agreement or any other document delivered pursuant thereto. In addition, the parties hereto waive their rights to a jury trial in any judicial proceedings involving, directly or indirectly, in any matter in any way arising out of, related to or connected with this Agreement whether sounding in contract, tort or otherwise.

     16.14 Risk of Loss. The risk of any loss, damage, impairment, confiscation or condemnation of the Purchased Assets, or any part thereof, shall be upon the Seller at all times prior to the Closing Date. In any such event, the proceeds of, or any claims or any loss payable under, Seller's insurance policy, judgment or award with respect thereto shall be payable to Seller, which shall repair, replace or restore any such property to Purchaser's reasonable satisfaction as soon as possible after its loss, impairment, confiscation or condemnation, or make such other provision as the parties may agree.

     IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed as of the date first above written.

                                    PURCHASER:

                                    SURGIVET, INC.


                                    By:  /s/ Frank Katarow
                                         -------------------------

                                    Its: President
                                         -------------------------


                                    SELLER:

                                    ANESCO, INC.


                                    By:  /s/ John Engle
                                         -------------------------

                                    Its: President
                                         -------------------------


                                    By:  /s/ Jeff Baker
                                         -------------------------

                                    Its: Vice President
                                         -------------------------